Exhibit 15.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements No. 333-76940 and 333-136653 on Form S-8 of our report dated March 13, 2009, March 16, 2010 as to Note 2v and March 16, 2011 as to Note 15, relating to the consolidated financial statements and the related financial statement schedule as of December 31, 2008 and for the year then ended and the retrospective adjustments to the consolidated financial statements as of December 31, 2008 and for the year then ended of Nam Tai Electronics, Inc. (which report expresses an unqualified opinion and includes explanatory paragraphs regarding the retrospective adjustments for the adoption of new accounting guidance for the presentation and disclosure of noncontrolling interests and for the change in segment reporting), appearing in the annual report on Form 20-F of Nam Tai Electronics, Inc. for the year ended December 31, 2010.
/s/ Deloitte Touche Tohmatsu
Deloitte Touche Tohmatsu
Hong Kong
March 16, 2011